Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

Lennar Reports Fourth Quarter and Fiscal Year Results

2006 Fourth Quarter

•	Revenues of $4.3 billion – down 15%

•	Loss per share of $1.24 – includes write-offs of option deposits and pre-acquisition costs of $111.1 million and valuation adjustments of $382.8 million

•	Homebuilding operating loss of $319.4 million – includes write-offs and valuation adjustments noted above

•	Financial Services operating earnings of $42.9 million – up $8.3 million

•	Homebuilding debt to total capital of 31.4% and cash of $662 million

•	New orders of 9,606 homes – down 6%

2006 Fiscal Year

•	Revenues of $16.3 billion – up 17%

•	EPS of $3.69 – includes write-offs of option deposits and pre-acquisition costs of $152.2 million and valuation adjustments of $476.0 million

•	Homebuilding operating earnings of $986.2 million – includes write-offs and valuation adjustments noted above

•	Financial Services operating earnings of $149.8 million – up $45.0 million

•	Deliveries of 49,568 homes – up 17%

•	New orders of 42,212 homes – down 3%

•	Backlog dollar value of $4.0 billion – down 42%

Miami, January 17, 2007 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2006. Fourth quarter net loss in 2006 was $195.6 million, or $1.24 per diluted share, compared to net earnings of $581.2 million, or $3.54 per diluted share, in 2005.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “As we noted in our pre-earnings release, market conditions have remained depressed through the end of our fourth quarter. In this environment, we have continued to focus on strengthening our balance sheet. We have continued to build-out our inventory, deliver our backlog and convert inventory into cash. With a balance sheet-first focus, we have priced our homes to market conditions and maintained an “inventory neutral” position. Accordingly, our land inventory and homes under construction have declined throughout the second half of 2006.”

Mr. Miller continued, “As we look ahead to 2007, the strength of our balance sheet, together with our renegotiated land positions that reflect current market conditions, provide the springboard from which we will rebuild our margins. To that end, we have identified four focal points that will drive our margin improvement in 2007: right-sizing S,G&A expenses to match both current volume and efficiencies, reducing construction costs, redesigning product to meet today’s market demand and building on land at current market prices. We will also continue to carefully match our starts to demand, and as a result, we estimate deliveries will decline in excess of 20% in 2007, compared to 2006.”

Mr. Miller concluded, “Uncertain market conditions make it difficult to provide a 2007 earnings goal. While we know that the margin in our backlog will result in lower profitability in the first half of 2007, we believe that if the current environment of strong employment, low interest rates and a healthy economy continues, and the market for new homes demonstrates traditional, seasonal improvement, we will meet or exceed our 2006 earnings of $3.69 per share.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED NOVEMBER 30, 2006 COMPARED TO

THREE MONTHS ENDED NOVEMBER 30, 2005

Homebuilding

Revenues from home sales decreased 14% in the fourth quarter of 2006 to $4.0 billion from $4.7 billion in 2005. Revenues were lower primarily due to a 4% decrease in the number of home deliveries and an 11% decrease in the average sales price of homes delivered in 2006. New home deliveries, excluding unconsolidated entities, decreased to 13,285 homes in the fourth quarter of 2006 from 13,851 homes last year. In the fourth quarter of 2006, new home deliveries were lower primarily due to a decrease in the Company’s Homebuilding West segment and Homebuilding Other, partially offset by an increase in the Company’s Homebuilding East segment, compared to 2005. The average sales price of homes delivered decreased to $302,000

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in the fourth quarter of 2006 from $338,000 in 2005, primarily due to higher sales incentives offered to homebuyers ($47,300 per home delivered in the fourth quarter of 2006, compared to $10,600 per home delivered last year).

Gross margins on home sales excluding inventory valuation adjustments were $576.6 million, or 14.4%, in the fourth quarter of 2006, compared to $1.3 billion, or 27.0%, in the same quarter of 2005. Gross margin percentage on home sales decreased compared to last year in all of the Company’s homebuilding segments and Homebuilding Other primarily due to higher sales incentives offered to homebuyers. Gross margins on home sales including inventory valuation adjustments were $336.8 million, or 8.4%, in the fourth quarter of 2006 due to $239.8 million of inventory valuation adjustments ($138.9 million, $25.6 million, $59.7 million and $15.6 million, respectively, in the Company’s Homebuilding East, Central and West segments and Homebuilding Other).

Selling, general and administrative expenses as a percentage of revenues from home sales increased to 12.1% in the fourth quarter of 2006, from 9.8% in 2005. The 230 basis point increase was primarily due to lower revenues and increases in broker commissions and advertising expenses, partially offset by lower incentive compensation expenses. Management fees of $11.8 million received during the fourth quarter of 2005 from unconsolidated entities in which the Company has investments, which were previously recorded as a reduction of selling, general and administrative expenses, have been reclassified to management fees and other income, net in order to conform to the 2006 presentation.

Loss on land sales totaled $119.9 million in the fourth quarter of 2006, net of $111.1 million of write-offs of deposits and pre-acquisition costs ($73.4 million, $0.1 million, $27.2 million and $10.4 million, respectively, in the Company’s Homebuilding East, Central and West segments and Homebuilding Other) related to 9,395 homesites under option that the Company does not intend to purchase and $33.3 million of inventory valuation adjustments ($16.6 million, $4.0 million and $12.7 million, respectively, in the Company’s Homebuilding East and Central segments and Homebuilding Other), compared to gross profit of $58.2 million in 2005. Equity in earnings (loss) from unconsolidated entities was ($59.6) million in the fourth quarter of 2006, which included $109.7 million of valuation adjustments ($24.6 million, $78.4 million and $6.7 million, respectively, in the Company’s Homebuilding East and West segments and Homebuilding Other) to the Company’s investments in unconsolidated entities, compared to $79.1 million last year. Management fees and other income, net, totaled $9.0 million in the fourth quarter of 2006, compared to $37.2 million in the fourth quarter of 2005. Minority

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interest expense, net was $1.4 million and $11.2 million, respectively, in the fourth quarter of 2006 and 2005. Sales of land, equity in earnings (loss) from unconsolidated entities, management fees and other income, net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services segment were $42.9 million in the fourth quarter of 2006, compared to $34.6 million last year. The increase was primarily due to improved results from the segment’s mortgage operations as a result of an increased capture rate and a higher percentage of fixed-rate loans.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 0.8% in the fourth quarter of 2006, compared to 1.3% in the same period last year. The 50 basis point decrease was primarily due to lower incentive compensation expenses.

YEAR ENDED NOVEMBER 30, 2006 COMPARED TO

YEAR ENDED NOVEMBER 30, 2005

Homebuilding

Revenues from home sales increased 17% in the year ended November 30, 2006 to $14.9 billion from $12.7 billion in 2005. Revenues were higher primarily due to a 15% increase in the number of home deliveries in 2006. New home deliveries, excluding unconsolidated entities, increased to 47,032 homes in the year ended November 30, 2006 from 40,882 homes last year. In the year ended November 30, 2006, new home deliveries were higher in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2005. The average sales price of homes delivered increased to $315,000 in the year ended November 30, 2006 from $311,000 in 2005 despite higher sales incentives offered to homebuyers ($32,000 per home delivered in 2006, compared to $9,000 per home delivered in 2005).

Gross margins on home sales excluding inventory valuation adjustments were $3.0 billion, or 20.3%, in the year ended November 30, 2006, compared to $3.3 billion, or 26.0%, in 2005. Gross margin percentage on home sales decreased compared to last year in all of the Company’s homebuilding segments and Homebuilding Other primarily due to higher sales incentives offered to homebuyers. Gross margins on home sales including inventory valuation adjustments were $2.7 billion, or 18.4%, in the year ended November 30, 2006 due to $280.5 million of

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inventory valuation adjustments ($157.0 million, $27.1 million, $79.0 million and $17.4 million, respectively, in the Company’s Homebuilding East, Central and West segments and Homebuilding Other).

Selling, general and administrative expenses as a percentage of revenues from home sales were 11.9% and 11.1%, respectively, for the years ended November 30, 2006 and 2005. The 80 basis point increase was primarily due to increases in broker commissions and advertising expenses, partially offset by lower incentive compensation expenses. Management fees of $37.4 million received during the year ended November 30, 2005 from unconsolidated entities in which the Company has investments, which were previously recorded as a reduction of selling, general and administrative expenses, have been reclassified to management fees and other income, net in order to conform to the 2006 presentation.

Loss on land sales totaled $30.0 million in the year ended November 30, 2006, net of $152.2 million of write-offs of deposits and pre-acquisition costs ($80.5 million, $2.9 million, $44.0 million and $24.8 million, respectively, in the Company’s Homebuilding East, Central and West segments and Homebuilding Other) related to 24,235 homesites under option that the Company does not intend to purchase and $69.1 million of inventory valuation adjustments ($24.7 million, $17.3 million and $27.1 million, respectively, in the Company’s Homebuilding East and Central segments and Homebuilding Other), compared to gross profit of $200.8 million in 2005. Equity in earnings (loss) from unconsolidated entities was ($12.5) million in the year ended November 30, 2006, which included $126.4 million of valuation adjustments ($25.5 million, $92.8 million and $8.1 million, respectively, in the Company’s Homebuilding East and West segments and Homebuilding Other) to the Company’s investments in unconsolidated entities, compared to $133.8 million last year. Management fees and other income, net, totaled $66.6 million in the year ended November 30, 2006, compared to $99.0 million in 2005. Minority interest expense, net was $13.4 million and $45.0 million, respectively, in the years ended November 30, 2006 and 2005. Sales of land, equity in earnings (loss) from unconsolidated entities, management fees and other income, net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings from continuing operations for the Financial Services segment were $149.8 million in the year ended November 30, 2006, compared to $104.8 million last year. The increase was primarily due to a $17.7 million pretax gain generated from monetizing the segment’s personal lines insurance policies, as well as increased profitability from the segment’s mortgage operations as a result of increased volume and profit per loan.

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Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.2% in the year ended November 30, 2006, compared to 1.4% in the same period last year.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors Relating to Our Business” in Item 1A of our Annual Report on Form 10-K/A for our fiscal year ended November 30, 2005. We do not undertake any obligation to update forward-looking statements.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern time on Wednesday, January 17, 2007. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 320-365-3844 and entering 857485 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2006	2005	2006	2005
Revenues:
Homebuilding	$4,102,229	4,867,338	15,623,040	13,304,599
Financial services	163,836	162,596	643,622	562,372

Total revenues	$4,266,065	5,029,934	16,266,662	13,866,971

Homebuilding operating earnings (loss)	$(319,354)	962,534	986,153	2,277,091
Financial services operating earnings	42,893	34,580	149,803	104,768
Corporate general and administrative expenses	34,023	63,526	193,307	187,257
Loss on redemption of 9.95% senior notes	—	—	—	34,908

Earnings (loss) from continuing operations before provision (benefit) for income taxes	(310,484)	933,588	942,649	2,159,694
Provision (benefit) for income taxes	(114,879)	352,429	348,780	815,284

Earnings (loss) from continuing operations	(195,605)	581,159	593,869	1,344,410

Discontinued operations:
Earnings from discontinued operations before provision for income taxes	—	—	—	17,261
Provision for income taxes	—	—	—	6,516

Earnings from discontinued operations	—	—	—	10,745

Net earnings (loss)	$(195,605)	581,159	593,869	1,355,155

Average shares outstanding:
Basic	157,130	157,108	158,040	155,398
Diluted	157,130	164,604	161,371	165,522

Earnings per share:
Basic:
Earnings (loss) from continuing operations	$(1.24)	3.70	3.76	8.65
Earnings from discontinued operations	—	—	—	0.07

Net earnings (loss)	$(1.24)	3.70	3.76	8.72

Diluted:
Earnings (loss) from continuing operations	$(1.24)	3.54	3.69	8.17
Earnings from discontinued operations	—	—	—	0.06

Net earnings (loss)	$(1.24)	3.54	3.69	8.23

Supplemental information:
Interest incurred (1)	$64,204	50,027	247,477	172,898
EBIT (2):
Earnings (loss) from continuing operations before provision (benefit) for income taxes	$(310,484)	933,588	942,649	2,159,694
Earnings from discontinued operations before provision for income taxes	—	—	—	17,261
Interest	63,106	65,360	241,066	187,154

EBIT	$(247,378)	998,948	1,183,715	2,364,109

(1)	Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings (loss) before provision (benefit) for income taxes. The Company’s management uses EBIT because it believes this financial measure helps to compare the Company’s operations with those of its competitors, by eliminating factors that differ from company to company for reasons that often are not related to the efficiency and effectiveness of a particular company’s operations. The Company believes EBIT provides useful information to investors and analysts, because it will help them compare the efficiency and effectiveness of the Company’s operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2006	2005 (1)	2006	2005 (1)
Revenues:
Sales of homes	$4,008,366	4,658,684	14,854,874	12,711,789
Sales of land	93,863	208,654	768,166	592,810

Total revenues	4,102,229	4,867,338	15,623,040	13,304,599

Costs and expenses:
Cost of homes sold	3,671,554	3,402,211	12,114,433	9,410,343
Cost of land sold	213,740	150,442	798,165	391,984
Selling, general and administrative	484,291	457,305	1,764,967	1,412,917

Total costs and expenses	4,369,585	4,009,958	14,677,565	11,215,244

Equity in earnings (loss) from unconsolidated entities	(59,615)	79,135	(12,536)	133,814
Management fees and other income, net	8,977	37,195	66,629	98,952
Minority interest expense, net	1,360	11,176	13,415	45,030

Operating earnings (loss)	$(319,354)	962,534	986,153	2,277,091

(1)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog

(Dollars in thousands)

(unaudited)

	Three Months Ended November 30,		At or for the Years Ended November 30,
	2006	2005	2006	2005
Deliveries:
East	4,776	3,944	14,859	11,220
Central	4,630	4,691	17,069	15,448
West	3,410	4,295	13,333	11,731
Other	1,190	1,473	4,307	3,960

Total	14,006	14,403	49,568	42,359

Of the total deliveries listed above, 721 and 2,536, respectively, represent deliveries from unconsolidated entities for the three months and year ended November 30, 2006, compared to 552 and 1,477 deliveries in the same periods last year.

New Orders:
East	2,675	2,456	11,290	11,096
Central	3,701	4,143	16,120	15,926
West	2,358	2,512	11,119	12,179
Other	872	1,125	3,683	4,204

Total	9,606	10,236	42,212	43,405

Of the total new orders listed above, 488 and 1,921, respectively, represent new orders from unconsolidated entities for the three months and year ended November 30, 2006, compared to 283 and 1,254 new orders in the same periods last year.

Backlog - Homes:
East	4,139	7,581
Central	3,598	4,547
West	2,991	4,883
Other	880	1,554

Total	11,608	18,565

Of the total homes in backlog listed above, 1,089 represents homes in backlog from unconsolidated entities at November 30, 2006, compared to 1,359 homes in backlog at November 30, 2005.

Backlog - Dollar Value:
East	$1,460,213	2,774,396
Central	850,472	1,210,257
West	1,328,617	2,374,646
Other	341,126	524,939

Total	$3,980,428	6,884,238

Of the total dollar value of homes in backlog listed above, $478,707 represents the backlog dollar value from unconsolidated entities at November 30, 2006, compared to $590,129 of backlog dollar value at November 30, 2005.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, New Jersey and Virginia
Central:	Arizona, Colorado and Texas
West:	California and Nevada
Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	November 30,
	2006	2005
Homebuilding debt	$2,613,503	2,592,772
Stockholders’ equity	5,701,372	5,251,411

Total capital	$8,314,875	7,844,183

Homebuilding debt to total capital	31.4%	33.1%